EXHIBIT 2



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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") made this day of August, 2005 by and between Tian'an Pharmaceutical Co., Ltd., a Nevada corporation (the "Company"), Tian'an Pharmaceutical Co., Ltd., a People's Republic of China corporation ("TPC"), and T2 Pharmaceutical Inc., a Colorado corporation ("T2").

     WHEREAS the Company owns all of the issued and outstanding shares of T2, and

     WHEREAS, the Directors of the Company, TPC and T2 deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which T2 would merge with and into TPC and TPC would become a wholly owned subsidiary of the Company (the "Merger")

     NOW THEREFORE, as the parties agree as follows:

      1. T2 shall be merged with and into TPC in accordance with the statutory provisions of Nevada and Colorado law.

      2. TPC shall be the Surviving Corporation and the corporate identity, existence, purposes, powers, franchises, rights, and immunities of TPC shall continue unaffected and unimpaired by the Merger. The Articles of Association and any other similar document pertaining to the formation and or organization of TPC shall continue in force and will not be impaired or affected by the Merger. The corporate identity, existence, purposes, powers, franchises, rights and immunities of T2 shall be merged into TPC and TPC shall be fully vested therewith.

      3. The time at which the Articles of Merger are filed with the Secretary of State of Nevada shall be the "Effective Time" of the Merger.

      4. Except insofar as specifically otherwise provided by law, T2 shall cease to exist at the Effective Time, whereupon the separate existence of T2 and TPC shall become a single corporation, that being TPC.

      5. At the Effective Time, without any action by the holder thereof, each issued and outstanding share of TPC's common stock shall be deemed cancelled and converted into one share of the Company's common stock.

      6. At the Effective Time, without any action by the holder thereof, each issued and outstanding share of T2 shall be converted into and become one fully paid and nonassessable share of TPC.

      7. Each option to purchase shares of TPC (collectively, the "TPC Option") that is outstanding immediately prior to the Effective Time, without regard to whether such option is then exercisable, shall, by virtue of the Merger and without any further action on the part of the holder thereof, be assumed by the Company and converted into an option (a "Substitute Option") to purchase that number of shares of the Company's common stock equal to the number of shares subject to such TPC Option immediately prior to the Effective Time in at an


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exercise price per share equal to the exercise price per share of such TPC
Option immediately prior to the Effective Time. The terms and conditions of each Substitute Option, including any acceleration of vesting and/or exercisability thereof, shall otherwise be the same as the related TPC Option.

8. The address of each party to this Agreement and Plan of Merger is:

             Tian'an Pharmaceutical Co., Ltd. (a Nevada Corporation) 10th Floor, World Trade Center
             No. 196 Xiaozhai East Road
             Xi'an, Shanxi Province, PRC

             Tian'an Pharmaceutical Co., Ltd.
             (a People's Republic of China Corporation)
             10th Floor, World Trade Center
             No. 196 Xiaozhai East Road
             Xi'an, Shanxi Province, PRC

             T2 Pharmaceutical Inc. (a Colorado Corporation)
             1624 Washington St.
             Denver, CO  80203

AGREED TO AND ACCEPTED:

                                    TIAN'AN PHARMACEUTICAL CO., LTD.
                                        (a Nevada Corporation)


                                    By:   /s/ Jianjun Weng
                                         -------------------------------
                                          Jianjun Weng, Chairman of Board


                                    TIAN'AN PHARMACEUTICAL CO., LTD.
                                    (a People's Republic of China Corporation)


                                    By:   /s/ Jianjun Weng
                                         -------------------------------
                                          Jianjun Weng, Chairman of Board


                                    T2 PHARMACEUTICAL INC.
                                         (a Colorado Corporation)


                                    By:   /s/ Jianjun Weng
                                         -------------------------------
                                          Jianjun Weng, Chairman of Board